[TOUSA Logo]	Company Contacts:	Exhibit 99.1
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email:investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Reports Record First Quarter            Deliveries and Backlog

HOLLYWOOD, Fla., April 12, 2005 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA) today released certain operational data for the three months ended March 31, 2005.

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2005
		Unconsolidated			Unconsolidated
	Consolidated	Joint Ventures	Total	Consolidated	Joint Ventures	Total	Change
New Sales Orders	2,729	92	2,821	2,421	314	2,735	(3%)

Homes Delivered	1,517	—	1,517	1,867	141	2,008	32%

Homes in Backlog	4,340	92	4,432	5,648	842	6,490	46%

At March 31, 2005, the Company’s sales value of homes in backlog (excluding unconsolidated joint ventures) increased 51% from the prior year period to $1.8 billion from $1.2 billion. Sales value of homes in backlog for unconsolidated joint ventures at March 31, 2005 was $274.8 million.

“We are pleased with our 32% increase in deliveries and our record 6,490 homes in backlog. Combined, our first quarter deliveries and quarter-end backlog represent approximately 90% of our projected 2005 home deliveries,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “As we previously indicated, we continue our efforts to balance construction and sales rates by slowing sales in some of our stronger markets. As a result of these efforts, our new sales orders in the first quarter were down 3% from the prior year period, but were impacted less than we expected due to higher new sales orders in our Texas and West regions.”

The Company plans to issue its 2005 first quarter earnings press release on Tuesday, May 3, 2005 after market close followed by an earnings conference call on Wednesday, May 4, 2005 at 11:00 a.m. Eastern Time.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding the impact on our business of curtailing sales and delaying selected community openings in some of our markets. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (iii) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.